Exhibit 99.1

HMN Financial, Inc. Announces Second Quarter Results


    ROCHESTER, Minn.--(BUSINESS WIRE)--July 20, 2007--HMN Financial, Inc. (NASDAQ:HMNF):

    Second Quarter Highlights

    -- Net income of $2.4 million, down $494,000, or 16.8%, from second quarter 2006

    -- Diluted earnings per share of $0.62, down $0.11, from second quarter of 2006

    -- Average interest earning assets up $94 million over second quarter of 2006

    -- Net interest margin of 3.75%, down 33 basis points from second quarter of 2006

    Year to Date Highlights

    -- Net income of $5.7 million, up $34,000, or 0.6%, over first six months of 2006

    -- Diluted earnings per share of $1.45, up $0.04, over first six months of 2006

    -- Average interest earning assets up $78 million over first six months of 2006

    -- Net interest margin of 3.88%, down 21 basis points from first six months of 2006

    -- Gain on sales of loans up $436,000, or 79.4%, over first six months of 2006

Earnings Summary
                              Three months ended    Six months ended
                                   June 30,             June 30,
                              ------------------   ------------------
(in thousands)                  2007      2006       2007      2006
                              --------   -------   --------   -------
Net income                   $   2,450     2,944  $   5,718     5,684
Diluted earnings per share        0.62      0.73       1.45      1.41
Return on average assets          0.89%     1.18%      1.08%     1.16%
Return on average equity         10.09%    12.34%     11.92%    12.08%
Book value per share         $   22.15  $  21.38  $   22.15  $  21.38

    HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.4 million for the second quarter of 2007, down $494,000, or 16.8%, from net income of $2.9 million for the second quarter of 2006. Diluted earnings per common share for the second quarter of 2007 were $0.62, down $0.11, or 15.1%, from $0.73 for the second quarter of 2006.

    Second Quarter Results

    Net Interest Income

    Net interest income was $9.9 million for the second quarter of 2007, an increase of $105,000, or 1.1%, compared to $9.8 million for the second quarter of 2006. Interest income was $19.6 million for the second quarter of 2007, an increase of $2.6 million, or 15.4%, from $17.0 million for the same period in 2006. Interest income increased primarily because average interest earning assets increased $94 million between the periods and because the average yield earned on loans and investments increased. The increase in average interest earning assets was the result of a $50 million increase in the average outstanding loans and $44 million increase in the average outstanding cash and investments between the periods. The average yield on investments increased 110 basis points between the periods primarily because maturing investments were reinvested at higher rates. The average yield earned on interest-earning assets was 7.47% for the second quarter of 2007, an increase of 36 basis points from the 7.11% average yield for the second quarter of 2006.

    Interest expense was $9.8 million for the second quarter of 2007, an increase of $2.5 million, or 34.6%, compared to $7.3 million for the second quarter of 2006. Interest expense increased primarily because of the higher interest rates paid on new commercial money market accounts and retail and brokered certificates of deposits. The increased rates were the result of the 100 basis point increase in the federal funds rate that occurred throughout the first six months of 2006 that was not fully reflected in deposit rates until the second half of 2006. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally has a lagging effect and increases the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.94% for the second quarter of 2007, an increase of 71 basis points from the 3.23% average interest rate paid in the second quarter of 2006. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2007 was 3.75%, a decrease of 33 basis points, compared to 4.08% for the second quarter of 2006.

    Provision for Loan Losses

    The provision for loan losses was $1.0 million for the second quarter of 2007, an increase of $48,000, or 4.9%, from $1.0 million for the second quarter of 2006. The provision for loan losses increased primarily because of the $40 million in commercial loan growth that was experienced in the second quarter of 2007 compared to the $11 million reduction in the commercial loan portfolio that occurred in the second quarter of 2006. The increase in the provision due to loan growth was partially offset by a reduction in the allowance required for risk rated commercial loans in the second quarter of 2007 compared to the same period of 2006.

    Total non-performing assets were $16.4 million at June 30, 2007, an increase of $3.7 million, from $12.7 million at March 31, 2007. Non-performing loans increased $4.1 million and foreclosed and repossessed assets decreased $428,000 during the period. The non-performing loan activity for the quarter was as follows: classified $7.6 million in loans as non-accruing, received $983,000 in principal payments on non-accruing loans, reclassified $1.5 million as accruing, transferred $931,000 to real estate owned, and charged off $97,000. The increase in non-accruing loans relates primarily to $6.5 million in related commercial real estate development loans from affiliated borrowers that were downgraded during the period. These loans are for projects within our market area and are secured by land, developed lots and other assets.

    Non-Interest Income and Expense

    Non-interest income was $1.3 million for the second quarter of 2007, a decrease of $474,000, or 26.8%, from $1.8 million for the same period in 2006. Other non-interest income decreased $261,000 because of increased losses on the sale of repossessed and foreclosed properties and a decrease in revenues from the sale of uninsured investment products. Gain on sales of loans decreased $114,000 between the periods due primarily to a decrease in the number of single-family mortgage loans sold and a decrease in the profit margins on the loans that were sold. Competition in the single-family loan origination market has remained strong as the overall market has slowed and profit margins have been lowered in order to remain competitive and maintain origination volumes. Security gains decreased $48,000 due to decreased security sales. Non-interest expense was $6.1 million for the second quarter of 2007, an increase of $386,000, or 6.7%, from $5.8 million for the same period of 2006. Other non-interest expense increased $158,000 primarily because of increased expenses related to foreclosed real estate and increased legal fees. Compensation expense increased $144,000 primarily because of annual payroll cost increases. Data processing costs increased $34,000 due to increases in the internet and other banking services provided by the Bank's third party processor between the periods. Income tax expense decreased $309,000 between the periods due to a decrease in taxable income.

    Return on Assets and Equity

    Return on average assets for the second quarter of 2007 was 0.89%, compared to 1.18% for the second quarter of 2006. Return on average equity was 10.09% for the second quarter of 2007, compared to 12.34% for the same period in 2006. Book value per common share at June 30, 2007 was $22.15, compared to $21.38 at June 30, 2006.

    Six Month Period Results

    Net Income

    Net income was $5.7 million for the six month period ended June 30, 2007, an increase of $34,000, or 0.6%, from $5.7 million for the six month period ended June 30, 2006. Diluted earnings per share for the six month period in 2007 were $1.45, up $0.04, or 2.8%, from $1.41 for the same period in 2006. The increase in diluted earnings per share was primarily due to a decrease of 85,415 shares in average net shares outstanding between the periods as a result of the Company's share repurchase program.

    Net Interest Income

    Net interest income was $19.6 million for the first six months of 2007, an increase of $500,000, or 2.6%, from $19.1 million for the same period in 2006. Interest income was $37.9 million for the six month period ended June 30, 2007, an increase of $4.9 million, or 14.9%, from $33.0 million for the same six month period in 2006. Interest income increased because of an increase in the average interest rates earned on loans and investments and also because of the $78 million increase in the average interest earning assets between the periods. Interest rates increased primarily because maturing investments were reinvested at higher rates. Interest on loans increased because of the 100 basis point increase in the prime interest rate that occurred during the first six months of 2006. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 7.48% for the first six months of 2007, an increase of 43 basis points from the 7.05% average yield for the first six months of 2006.

    Interest expense was $18.3 million for the first six months of 2007, an increase of $4.4 million, or 31.9%, compared to $13.9 million for the first six months of 2006. Interest expense increased because of the higher interest rates paid on new commercial money market accounts opened between the periods and the higher rates paid on retail and brokered certificates of deposits. The increased rates were the result of the 100 basis point increase in the federal funds rate during the first six months of 2006 that was not fully reflected in deposit rates until the second half of 2006. The average interest rate paid on interest-bearing liabilities was 3.98% for the first six months of 2007, an increase of 68 basis points from the 3.30% average interest rate paid in the first six months of 2006. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2007 was 3.88%, a decrease of 21 basis points, compared to 4.09% for the first six months of 2006.

    Provision for Loan Losses

    The provision for loan losses was $1.5 million for the first six months of 2007, a decrease of $12,000, or .8%, from the $1.5 million for the same six month period in 2006. The provision for loan losses decreased primarily because of the reduced allowance required for risk rated commercial loans in the first six months of 2007 when compared to the same six month period of 2006. The reduction in the provision related to the reduced risk rating downgrades was partially offset by additions relating to the $73 million increase in the commercial loan portfolio in the first six months of 2007 compared to the $23 million reduction in the portfolio that was experienced in the first six months of 2006. Total non-performing assets were $16.4 million at June 30, 2007, an increase of $6.0 million, from $10.4 million at December 31, 2006. Non-performing loans increased $3.3 million and foreclosed and repossessed assets increased $2.7 million during the period. The non-performing loan activity for the period was as follows: classified $9.2 million in loans as non-accruing, received $1.8 million in principal payments on non-accruing loans, reclassified $1.7 million as accruing, transferred $1.7 million to real estate owned, and charged off $700,000. The increase in non-accruing loans relates primarily to $6.5 million in related commercial real estate development loans from affiliated borrowers that were downgraded during the period. These loans are for projects within our market area and are secured by land, developed lots and other assets. The increase in foreclosed and repossessed assets relates primarily to a $2.9 million single-family home. An agreement has been signed to sell this property and it is anticipated to be sold in the third quarter.

    A reconciliation of the Company's allowance for loan losses for the six month period ended June 30, 2007 and June 30, 2006 is summarized as follows:


(in thousands)                                          2007    2006
                                                       ------- -------
Balance at January 1,                                   $9,873  $8,778
Provision                                                1,483   1,495
Charge offs:
  Commercial                                              (17)       0
  Commercial real estate                                  (70)       0
  Consumer loans                                         (632)   (109)
Recoveries                                                  88      52
                                                       ------- -------
Balance at June 30,                                    $10,725 $10,216
                                                       ======= =======

    Non-Interest Income and Expense

    Non-interest income was $3.4 million for the first six months of 2007, an increase of $108,000, or 3.3%, from $3.3 million for the same period in 2006. Gain on sales of loans increased $436,000 between the periods primarily due to the $597,000 increase in the gain recognized on the sale of government guaranteed commercial loans that was partially offset by a $161,000 decrease in the gain recognized on the sale of single family loans due to a decrease in the number of loans sold and profit margins realized on the loans that were sold. Competition in the single-family loan origination market has remained strong as the overall market has slowed and profit margins were lowered in order to remain competitive and maintain origination volumes. Other non-interest income decreased $178,000 primarily because of increased losses on the sale of repossessed and foreclosed assets and a decrease in revenues from the sale of uninsured investment products. Security gains decreased $48,000 due to decreased security sales. Fees and service charges decreased $33,000 between the periods primarily because of decreased overdraft fees.

    Non-interest expense was $12.1 million for the first six months of 2007, an increase of $396,000, or 3.4%, from $11.7 million for the same period of 2006. Compensation expense increased $246,000 primarily because of annual payroll cost increases. Other non-interest expense increased $136,000 primarily because of increased expenses related to foreclosed real estate and increased legal fees. Data processing costs increased $40,000 due to increases in the internet and other banking services provided by the Bank's third party processor between the periods. Advertising expense increased $63,000 between the periods due to increased promotions and checking and consumer loan advertising. Income tax expense increased $190,000 between the periods due an increase in taxable income and an effective tax rate that increased from 38.2% for the first six months of 2006 to 39.3% for the first six months of 2007. The increase in the effective tax rate was primarily the result of decreased tax exempt income and changes in state tax allocations.

    Return on Assets and Equity

    Return on average assets for the six month period ended June 30, 2007 was 1.08%, compared to 1.16% for the same period in 2006. Return on average equity was 11.92% for the six month period ended in 2007, compared to 12.08% for the same period in 2006.

    President's Statement

    "Net interest income continued to improve despite the net interest margin compression experienced in the first six months of 2007. The increase in net interest income was primarily the result of the asset growth that occurred between the periods," said HMN President, Mike McNeil. "While loan growth has been strong, our loan portfolio has not been immune to the nationwide real estate downturn and our non-performing loans and the costs associated with them have increased as a result. The current loan loss allowance reflects our assessment of the potential losses on these loans based on an evaluation of the available collateral and the borrower's ability to repay the loan."

    General Information

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona, and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Sartell and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

    Safe Harbor Statement

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company's financial expectations for earnings and interest income. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company's loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets


----------------------------------------------------------------------
                                               June 30,   December 31,
(dollars in thousands)                           2007         2006
----------------------------------------------------------------------
                                              (unaudited)
                   Assets
Cash and cash equivalents................... $     35,592      43,776
Securities available for sale:
 Mortgage-backed and related securities
  (amortized cost $15,357 and $6,671).......       14,417       6,178
  Other marketable securities
   (amortized cost $189,911 and $119,940)...      189,511     119,962
                                              ----------- ------------
                                                  203,928     126,140
                                              ----------- ------------

Loans held for sale.........................        4,454       1,493
Loans receivable, net.......................      843,221     768,232
Accrued interest receivable.................        7,111       5,061
Real estate, net............................        4,703       2,072
Federal Home Loan Bank stock, at cost.......        6,412       7,956
Mortgage servicing rights, net..............        1,597       1,958
Premises and equipment, net.................       10,977      11,372
Goodwill....................................        3,801       3,801
Core deposit intangible, net................           49         106
Prepaid expenses and other assets...........        2,148       2,943
Deferred tax asset..........................        3,433       2,879
                                              ----------- ------------
  Total assets.............................. $  1,127,426     977,789
                                              =========== ============


    Liabilities and Stockholders' Equity
Deposits.................................... $    925,511     725,959
Federal Home Loan Bank advances.............       97,500     150,900
Accrued interest payable....................        4,406       1,176
Customer escrows............................          814         721
Accrued expenses and other liabilities......        4,479       5,891
                                              ----------- ------------
    Total liabilities.......................    1,032,710     884,647
                                              ----------- ------------
Commitments and contingencies
Stockholders' equity:
    Serial preferred stock ($.01 par value):
     authorized 500,000 shares; issued and
      outstanding none......................            0           0
    Common stock ($.01 par value):
     authorized 11,000,000; issued shares
      9,128,662.............................           91          91
Additional paid-in capital..................       57,691      57,914
Retained earnings, subject to certain
 restrictions...............................      107,225     103,643
Accumulated other comprehensive (loss)......        (809)        (284)
Unearned employee stock ownership plan
 shares.....................................      (4,061)      (4,158)
Treasury stock, at cost 4,852,522 and
 4,813,232 shares...........................     (65,421)     (64,064)
                                              ----------- ------------
    Total stockholders' equity..............       94,716      93,142
                                              ----------- ------------
Total liabilities and stockholders' equity.. $  1,127,426     977,789
                                              =========== ============


                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                  Consolidated Statements of Income
                             (unaudited)
----------------------------------------------------------------------

                                   Three Months Ended Six Months Ended
                                        June 30,          June 30,
(dollars in thousands)               2007      2006     2007    2006
----------------------------------------------------------------------
Interest income:
   Loans receivable.............. $   16,629   15,081   32,374  29,784
   Securities available for sale:
    Mortgage-backed and related..        171       69      282     140
    Other marketable.............      2,417    1,322    4,313   2,212
   Cash equivalents..............        279      453      722     709
   Other.........................        132       85      216     149
                                   --------- -------- -------- -------
    Total interest income........     19,628   17,011   37,907  32,994
                                   --------- -------- -------- -------

Interest expense:
   Deposits......................      8,346    5,516   15,223  10,384
   Federal Home Loan Bank
    advances.....................      1,427    1,745    3,045   3,471
                                   --------- -------- -------- -------
    Total interest expense.......      9,773    7,261   18,268  13,855
                                   --------- -------- -------- -------
    Net interest income..........      9,855    9,750   19,639  19,139
Provision for loan losses........      1,028      980    1,483   1,495
                                   --------- -------- -------- -------
    Net interest income after
     provision for loan losses...      8,827    8,770   18,156  17,644
                                   --------- -------- -------- -------

Non-interest income:
   Fees and service charges......        781      795    1,477   1,510
   Mortgage servicing fees.......        265      302      536     605
   Securities gains, net.........          0       48        0      48
   Gains on sales of loans.......        189      303      985     549
   Other.........................         57      318      362     540
                                   --------- -------- -------- -------
    Total non-interest income....      1,292    1,766    3,360   3,252
                                   --------- -------- -------- -------

Non-interest expense:
   Compensation and benefits.....      3,262    3,118    6,623   6,377
   Occupancy.....................      1,112    1,103    2,196   2,203
   Advertising...................        195      107      301     238
   Data processing...............        321      287      616     576
   Amortization of mortgage
    servicing rights, net........        189      236      371     453
   Other.........................      1,070      912    1,992   1,856
                                   --------- -------- -------- -------
    Total non-interest expense...      6,149    5,763   12,099  11,703
                                   --------- -------- -------- -------
    Income before income tax
     expense.....................      3,970    4,773    9,417   9,193
Income tax expense...............      1,520    1,829    3,699   3,509
                                   --------- -------- -------- -------
    Net income................... $    2,450    2,944    5,718   5,684
                                   ========= ======== ======== =======
Basic earnings per share......... $     0.65     0.77     1.52    1.48
                                   ========= ======== ======== =======
Diluted earnings per share....... $     0.62     0.73     1.45    1.41
                                   ========= ======== ======== =======


                HMN FINANCIAL, INC. AND SUBSIDIARIES
             Selected Consolidated Financial Information
                             (unaudited)

----------------------------------------------------------------------
SELECTED              Three Months Ended          Six Months Ended
 FINANCIAL DATA:           June 30,                   June 30,
(dollars in
 thousands,
 except per
 share data)           2007          2006           2007       2006
----------------------------------------------------------------------
I. OPERATING
 DATA:
 Interest income $       19,628        17,011         37,907   32,994
 Interest
  expense.......          9,773         7,261         18,268   13,855
 Net interest
  income........          9,855         9,750         19,639   19,139

II. AVERAGE
 BALANCES:
 Assets (1).....      1,099,991     1,003,183      1,069,159  988,229
 Loans
  receivable,
  net...........        818,905       767,774        803,506  772,993
 Securities
  available for
  sale (1)......        202,442       138,823        180,616  126,153
 Interest-
  earning assets
  (1)...........      1,053,637       959,477      1,021,846  944,295
 Interest-
  bearing
  liabilities...        994,906       900,825        964,485  886,081
 Equity (1).....         97,390        95,690         96,751   94,876

III. PERFORMANCE
 RATIOS: (1)
 Return on
  average assets
  (annualized)..           0.89%         1.18%          1.08%    1.16%
 Interest rate
  spread
  information:
    Average
     during
     period.....           3.53          3.88           3.66     3.89
    End of
     period.....           3.45          3.92           3.45     3.92
 Net interest
  margin........           3.75          4.08           3.88     4.09
 Ratio of
  operating
  expense to
  average total
  assets
  (annualized)..           2.24          2.30           2.28     2.39
 Return on
  average equity
  (annualized)..          10.09         12.34          11.92    12.08
 Efficiency               55.17         50.05          52.61    52.27
                 --------------------------------------------
                    June 30,     December 31,    June 30,
                      2007           2006          2006
                 --------------------------------------------
IV. ASSET
 QUALITY:
 Total non-
  performing
  assets........ $       16,365        10,424         13,491
 Non-performing
  assets to
  total assets..           1.45%         1.07%          1.34%
 Non-performing
  loans to total
  loans
  receivable,
  net...........           1.38%         1.08%          1.62%
 Allowance for
  loan losses... $       10,725         9,873         10,216
 Allowance for
  loan losses to
  total assets..           0.95%         1.01%          1.01%
 Allowance for
  loan losses to
  total loans
  receivable,
  net...........           1.27          1.29           1.35
 Allowance for
  loan losses to
  non-performing
  loans.........          92.39        118.84          82.93

V. BOOK VALUE
 PER SHARE:
 Book value per
  share......... $        22.15         21.58          21.38

                 --------------------------------------------
                   Six Months                   Six Months
                      Ended       Year Ended       Ended
                  June 30, 2007  Dec 31, 2006  June 30, 2006
                 --------------------------------------------
VI. CAPITAL
 RATIOS:
 Stockholders'
  equity to
  total assets,
  at end of
  period........           8.40%         9.53%          9.27%
 Average
  stockholders'
  equity to
  average assets
  (1)...........           9.05          9.70           9.60
 Ratio of
  average
  interest-
  earning assets
  to average
  interest-
  bearing
  liabilities
  (1)...........         105.95        106.67         106.57
                 --------------------------------------------
                    June 30,     December 31,    June 30,
                      2007           2006          2006
                 --------------------------------------------
VII. EMPLOYEE
 DATA:
 Number of full
  time
  equivalent
  employees.....            210           203            212


    (1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115


    CONTACT: HMN Financial, Inc.
             Michael McNeil, President, 507-535-1202